UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 14, 2009
SEACOAST BANKING CORPORATION OF FLORIDA
(Exact name of registrant as specified in its charter)

Florida	001-13660	59-2260678

(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

815 Colorado Avenue
Stuart, Florida	34994

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (772) 287-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 14, 2009, Seacoast Banking Corporation of Florida (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., as representative of the underwriters (the “Underwriters”), relating to the sale of 29,300,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), plus up to an additional 4,375,000 shares of Common Stock if the Underwriters exercise their 30-day option to purchase additional shares to cover over-allotments, if any, at a public offering price of $2.25 per share. The Underwriting Agreement contains other terms and conditions that are generally customary for transactions of this nature. The transactions contemplated by the Underwriting Agreement are expected to close on August 19, 2009. The net proceeds from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses, are expected to be approximately $62.0 million (or approximately $71.2 million if the Underwriters exercise their over-allotment option in full).
     The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     The offering is being made pursuant to effective registration statements filed on Form S-1 (File Nos. 333-160133 and 333-161353) with the Securities and Exchange Commission (the “SEC”), as supplemented by a final prospectus dated August 14, 2009, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended.
Item 8.01. Other Events.
     On August 14, 2009, the Company issued a press release announcing that it has priced the offering described in Item 1.01 above. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

1.1	Underwriting Agreement dated August 14, 2009, by and between Seacoast Banking Corporation of Florida and Sandler O’Neill & Partners, L.P.

99.1	Press Release of Seacoast Banking Corporation of Florida issued August 14, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA (Registrant)
Dated: August 14, 2009	By:	/s/ Dennis S. Hudson, III
		Name:	Dennis S. Hudson, III
		Title:	Chairman and Chief Executive Officer

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